Exhibit 3.17

State of Delaware Secretary of State Division of Corporations Delivered 04:14 PM 04/26/2019 FILED 04:14 PM 04/26/2019 SR 20193250417 - File Number 7393667

CERTIFICATE OF FORMATION

OF

CLEAR CHANNEL IP, LLC

This Certificate of Formation of Clear Channel IP, LLC (the “Company”), has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “Act”).

FIRST. The name of the limited liability company is Clear Channel IP, LLC.

SECOND. The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation in accordance with the Act.

/s/ Salvador Llach
Name: Salvador Llach
Authorized Person